AMENDED

                               DISTRIBUTION PLAN

                                       OF

              THE BOND FUND FOR BANK TRUST DEPARTMENTS (BFBT FUND)


                   WHEREAS, The Bond Fund for Bank Trust Departments (BFBT Fund) (the "Fund") intends to engage in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

             WHEREAS, the Fund intends to act as a distributor of its shares of beneficial interest as defined in Rule 12b-1 under the Act, has adopted a Distribution Plan under such Rule, and desires to adopt an Amended Distribution Plan pursuant to such Rule, and the Trustees of the Fund have determined that there is a reasonable likelihood that adoption of this Amended Distribution Plan will benefit the Fund and its shareholders;

                   NOW,   THEREFORE,   the  Fund  hereby  adopts  this  Amended
       Distribution Plan (the "Plan") in accordance with Rule 12b-1 under the Act and containing the following terms and conditions:

                    1. The Fund may finance activities which are primarily intended to result in the sale of its shares in accordance with this Plan. The expenses of such activities shall not exceed two-tenths of one percent (2/10 of 1%) per annum of the Fund's average daily net assets.

               In the event the Trustees deem it desirable to allow such expenses to exceed temporarily such limit the Manager, Eaton Vance Management, Inc., or the Investment Advisor, Wright Investors' Service, may advance the required funds to the Fund with the understanding that such advances will be repaid by the Fund at such time to times deemed appropriate by the Manager out of any excess of funds created by distribution expenses being lower than 2/10 of 1% of net assets during the fiscal year in which the advance occurred but that such advances will not otherwise constitute a liability to the Fund.

                    2. The monies provided for in paragraph 1 of this Plan may be paid by the Fund to any separate Distributor or Distributors under Agreement with the Fund as compensation for services primarily intended to result in the sale of shares of any or all Portfolios of the Fund. Subject to the percentage limitation set forth in paragraph 1 hereof, the Fund may pay for expenses of any other activities primarily intended to result in the sale of shares of any or all Portfolios of the Fund established by the Trustees, including, but not limited to, compensation paid to and expenses incurred by officers, Trustees, employees or sales representatives of the Fund, including travel, entertainment and telephone expenses, the printing of prospectuses and reports for other than existing shareholders, preparation and distribution of sales literature, and advertising of any type intended to enhance the sale of the Fund.

                    3. This Plan shall not take effect as to any Portfolio of the Fund until it has been approved by (a) a vote of at least a majority of the outstanding voting securities of that Portfolio and (b) both a majority of (i) those Trustees of the Fund who are not "interested persons" of the Fund (as defined in the Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), and
     (ii) a majority of the Trustees then in office, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.


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          The term "vote of a majority of the outstanding voting securities of that Portfolio" shall mean the vote of the lesser (a) 67 per centum or more of the shares of the particular Portfolio present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding shares of the particular Portfolio are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding shares of the particular Portfolio.

                    4. Any agreements related to this Plan shall not take effect until approved in the manner provided for approval of this Plan in clause (b) of paragraph 3.

                    5. This Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in clause (b) of paragraph 3.

                    6. The persons authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall be the President or any Vice President of the Fund.
     Such persons shall provide to the Fund's Trustees and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

                    7. This Plan may be terminated at any time as to any Portfolio by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding voting securities of that Portfolio.

                    8. This Plan may not be amended as to any Portfolio to increase materially the limit upon distribution expenses provided in paragraph 1 or the nature of such expenses provided in paragraph 2 hereof unless such amendment is approved in the manner provided for initial approval in paragraph 3 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 3 thereof.

                    9. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Trustees who are not interested persons as defined in the Act.

                    10. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof,for a period of not less than six years from the date of this Plan, or of the agreements or of such report, as the case may be, the first two years in an easily accessible place.

                    11. It is the opinion of the Fund's Trustees and officers that the following are not expenses primarily intended to result in the sale of shares issued by the Fund: fees and expenses of registering shares of any or all series of the Fund under federal or state laws regulating the sale of securities; fees and expenses of registering the Fund as a broker-dealer or of registering an agent of the Fund under federal or state laws regulating the sale of securities; fees of registering, at the request of the Fund, agents or representatives of a principal underwriter or distributor of the Fund under federal or state laws regulating the sale of securities, provided that no sales commission or "load" is charged on sales of shares of the Fund; and fees and expenses of preparing and setting in type the Fund's registration statement under the Securities Act of 1933. Should such expenses be deemed by a court or agency having jurisdiction to be expenses primarily intended to result in the sale of shares issued by the Fund, they shall be considered to be expenses contemplated by and included in this Distribution Plan but not subject to the limitation prescribed in paragraph 1 thereof.

        IN WITNESS WHEREOF, the Fund has executed this Distribution Plan on the 19th day of December 1984.

                       THE BOND FUND FOR BANK TRUST DEPARTMENTS (BFBT FUND)


                       BY /s/ Peter M. Donovan
                       ----------------------
                       President


     Attest:


     /s/ Thomas Otis
    -----------------
    Secretary